Exhibit 99.1

NEWS RELEASE

Contacts:	J. Chris Boswell, SVP & CFO
Particle Drilling Technologies, Inc.
713-223-3031

Jack Lascar / Sheila Stuewe
DRG&E / 713-529-6600

PARTICLE DRILLING TECHNOLOGIES ADOPTS SHAREHOLDER RIGHTS PLAN

Houston – May 23, 2008 – Particle Drilling Technologies, Inc. (NASDAQ: PDRT) (the “Company”) announced today that its Board of Directors adopted a Shareholder Rights Plan in which one preferred stock purchase right will be distributed as a dividend on each common share (the “Rights”) held of record as of the close of business on June 3, 2008.

The Rights Plan is designed to deter coercive takeover tactics and to prevent an acquirer from gaining control of the Company without offering a fair price to all of the Company’s stockholders. The Rights will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board of Directors prior to attempting a takeover. The Rights are not being adopted in response to any specific takeover threat.

Each Right, if and when it becomes exercisable, will entitle the holder to buy one one-thousandth of a share of a new series of junior participating preferred stock for $20.00. If any person or group becomes the beneficial owner of 20% or more of the Company’s common stock at any time after the date of the Rights Plan (with certain limited exceptions) or commences a tender offer, the consummation of which would result in beneficial ownership by a person or group of 20% or more of the Company’s common stock, then each Right not owned by such person or members of such group will entitle its holder to purchase, at the Right’s then-current exercise price, shares of common stock having a market value equal to twice the Right’s then-current exercise price.  In addition, if, after any person or group has acquired 20% or more of the Company’s common stock, the Company is involved in a merger or other business combination transaction, each Right will entitle its holder (other than such 20% or more stockholder or group of stockholders) to purchase, at the Right’s then-current exercise price, shares of common stock of the acquiring company having a value of twice the Right’s then-current exercise price.

In addition to the customary provisions, the Rights Plan includes a number of features the Board of Directors considers shareholder friendly, including a threshold for triggering exercise of the Rights Plan at 20% of the outstanding shares of the Company’s common stock; a three-year fixed term for the Rights Plan; and a provision requiring a committee of independent directors to assess annually whether the Rights Plan remains in the best interests of the Company’s stockholders.  The Rights Plan also includes a provision that states that the Rights Plan will not be triggered by a “Qualifying Offer” (which is generally defined as an offer meeting certain specified criteria set forth in the Rights Agreement) if holders of at least 10% of the outstanding shares of the Company’s common stock request that a special meeting of stockholders be convened for the purposes of exempting such offer from the rights plan, and thereafter the stockholders vote at such meeting to exempt the “Qualifying Offer” from the rights plan (excluding, in each case, the shares held by the person making the “Qualifying Offer”).

Prior to the acquisition by a person or group of beneficial ownership of 20% or more of the Company’s common stock, the Rights are redeemable for $0.001 per Right at the option of the Board of Directors.

The dividend distribution will be made on June 3, 2008, payable to shareholders of record on that date, and is not taxable to shareholders.  The Rights will expire on May 23, 2011.

Further details about the Rights Plan will be contained in a Form 8-K to be filed with the Securities and Exchange Commission by the Company.

About Particle Drilling Technologies, Inc.

Particle Drilling Technologies, Inc. (NASDAQ: PDRT) is a development-stage oilfield service and technology company commercializing its patented and patent-pending Particle Impact Drilling system. The company’s technology is designed to enhance the rate-of-penetration function in the drilling process, particularly in hard-rock environments. It is headquartered in Houston, Texas. For more information, visit: www.particledrilling.com.

Safe Harbor Statement

Certain statements in this press release that are not historical but are forward-looking are subject to known and unknown risks and uncertainties, which may cause PDTI’s actual results in future periods to be materially different from any future performance that may be suggested in this press release. Such risks and uncertainties may include, but are not limited to, PDTI’s need to raise equity capital and its ability to obtain equity financing on acceptable terms, if at all, a severe worldwide slowdown in the energy services sector and working capital constraints. Further, PDTI is a development stage company that operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond PDTI’s control such as announcements by competitors and service providers.

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